                                                                            10.1

                             EMPLOYMENT AGREEMENT


     THIS AGREEMENT made and entered into effective on the 1st day of October, 1997, between BUCKHEAD COMMUNITY BANCORP, INC., a Georgia corporation, and THE BANK OF BUCKHEAD, N.A. (Proposed) (the "Bank"), a banking institution to be chartered by the Office of the Comptroller of the Currency (collectively referred to hereinafter as "Employer") and Marvin Cosgray (hereinafter referred to as "Employee");

                             W I T N E S S E T H:
                             -------------------

     WHEREAS, Employee and Employer have agreed for Employee to serve as President and Chief Executive Officer of Employer; and

     WHEREAS, the parties wish to establish the terms and conditions of Employee's continued employment;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                      1.

                            RELATIONSHIP AND DUTIES
                            -----------------------

     (a) Employer hereby employs Employee on the effective date hereof as President and Chief Executive Officer of Employer to perform such services and duties as the Employer's Board of Directors (the "Board") may from time to time designate during the term hereof. Subject to the terms and conditions hereof and to the direction of the Board, Employee will perform such duties and exercise such authority as are customarily performed and exercised by persons holding such office.

     (b) Employee shall serve on the Board and as a member of its Executive Committee, and such other committees as the Board designates, subject to the terms hereof.

     (c) Employee accepts such employment and shall devote his full time, attention, and best efforts to the diligent performance of his duties herein specified and as an officer and director of the Bank and will not accept employment with any other individual, corporation, partnership, governmental authority or other entity, or engage in any other venture for profit which employer or the Board may consider to be in conflict with the Bank's best interests or to be in competition with the Bank, or which may interfere in any way with the Employee's performance of his duties hereunder.

     (d) Whenever the term "Employer" is used herein, that term shall be deemed synonymous with the term of "the Bank", whenever the context so requires.

                                      2.

                              TERMS OF EMPLOYMENT
                              -------------------

     Employee's employment hereunder shall commence upon the effective date hereof and shall continue until December 31, 2000 unless extended by written agreement of the parties or unless terminated earlier pursuant to the terms hereof. Employee's employment pursuant to this agreement shall be terminated by the first to occur of any of the following:

     (a)  the death of Employee;

     (b) the complete disability of Employee. "Complete disability" as used herein shall mean the inability of Employee, due to illness, accident, or any other physical or mental incapacity, to completely fulfill his obligations hereunder for an aggregate of sixty (60) days within any period of one hundred and twenty (120) consecutive days during the term hereof;

     (c) the discharge of Employee by Employer for cause. "Cause" as used herein shall include, without limitation: dishonesty; theft; conviction of a crime; unethical business conduct; activity which is contrary to the Bank's interests; gross or repeated negligence in carrying out Employee's duties; or violation of Employee's obligations hereunder. Discharge for "Cause" will require a two-thirds majority vote of the Board.

     (d) sixty (60) days after Employee has given written notice to Employer of his intent to terminate his employment hereunder;

     Termination of Employee's employment shall constitute both a tender by Employee of his resignation as an employee, officer and director of Employer, and acceptance by Employer of that tender.

     If the Employee's employment is terminated for reasons other than stated in subparagraphs (a) - (d) of this paragraph 2, Employer shall pay Employee his base salary for a period of six (6) months after the date of termination. In the event of termination of Employee's employment pursuant to the immediately preceding sentence, the payment to Employee of his base salary for a period of six (6) months after the date of such termination shall be made on a monthly basis and shall be conditioned upon Employee providing his best efforts, in good faith, in assisting Employer in locating a replacement for Employee, in assisting his replacement with the transition caused by the termination of Employee's employment, and such other reasonable assistance as Employer may request during such six (6) months' period.

                                      3.

                                 COMPENSATION
                                 ------------

     For all services which Employee may render to Employer during the term hereof, Employer shall pay to Employee, less such deductions as may be required by law or agreed to by Employee, according to the schedule set out below:

     (a)  Base Salary.  From commencement of employment and for calendar
          -----------
year 1998, an annual salary of $115,000 payable in equal monthly installments. For calendar year 1999, Employee's gross annual base salary will be adjusted upward to $120,000, and in 2000 to $125,000.

     (b)  Performance Bonuses.  In addition to the foregoing base salary,
          -------------------
Employee shall be paid a performance bonus in cash or stock of Employer (if Employee prefers a stock bonus, such bonus can be paid only with the consent of Employer's Board of Directors, which consent shall not be withheld except in the case of a legal prohibition against such payment) in three (3) equal monthly increments beginning within ninety (90) days following the end of each calendar year, in accordance with the following formulae:

          For Calendar Years 1998, 1999 and 2000:
          --------------------------------------

               Employee will earn a performance bonus in the amount reflected below upon achievement by the Bank of an average return on assets ('ROA") pursuant to the following Schedule:


                                      Bonus as a Percentage
          Bank's Average               of Base Salary for
               ROA                     Each Calendar Year
          --------------              ---------------------
          0% to      .50%                     None
         .51% to     .80%                      5%
         .81% to    1.10%                     10%
         1.11% to   1.40%                     15%
         over       1.40%                     20%

                                      4.

                                OTHER BENEFITS
                                --------------

     During the term of Employee's employment hereunder, Employer shall furnish to Employee: (i) automobile allowance of $500 per month; (ii) a term life insurance policy providing for death benefits of $250,000; (iii) group health, accident and hospital insurance covering Employee and his dependents; and (iv) long-term disability insurance with benefits of sixty percent (60%) of Employee's annual salary, provided that the Employee, on the effective date hereof, is insurable at ordinary rates for such insurance.


                                      5.

                                   EXPENSES
                                   --------

     Upon Employee's presentment to Employer of expense reports acceptable to Employer and which are in sufficiently detailed form to comply with standards for deduction of business expenses established from time to time by the Internal Revenue Service, Employer will reimburse Employee for such expenses approved by Employer and incurred by Employee in connection with performance of his duties hereunder, including reasonable annual dues and membership fees for civic, business and social organizations.


                                      6.

                          POST-TERMINATION COVENANTS
                          --------------------------

     At such time as Employee's employment by Employer terminates, whether during the initial term hereof or thereafter, Employee agrees that for one (1) year following such termination he will not serve as a director, officer at the Vice President level or higher, or organizer or promoter of, or provide executive management services to, any entity engaged in banking activities which are competitive with those in which the Bank has engaged within the twelve (12) months immediately preceding such termination within fifteen (15) miles of the outside boundary of the Bank's Primary Service Area, as identified in the national bank charter application filed by Employer with the O.C.C., as that Primary Service Area has been or may be amended from time to time with the O.C.C.'s approval. Furthermore, following such termination Employee agrees that he will not, without the prior written consent of Employer: (i) furnish anyone with the name of, or any list or lists which identify, any customers or stockholders of the Employer or utilize such list or information himself; (ii) furnish, use or divulge to anyone any confidential information of Employer acquired by him from Employer and relating to Employer's business activities;
(iii) contact directly or indirectly any customer of Employer for the purpose of soliciting such person's business for another bank or similar financial institution; (iv) hire for any other employer (including himself) any employee of Employer or directly or indirectly cause such employee to leave his or her employment to work for another; (v) pursue an actual or potential business opportunity of interest to and which could be pursued by Employer which came to the attention of Employee in connection with his employment with Employer and which Employee had not previously offered in writing to Employer with sufficient advance notice to allow Employer to examine and pursue or reject such opportunity. Excepted from the requirements of subparagraphs (i) and (ii) in this paragraph is any information which is or becomes publicly available information through no fault or act of Employee.

     It is understood and agreed by the parties hereto that the provisions of this paragraph are independent of each other, and to the extent any provision or portion thereof shall be determined by a court of competent jurisdiction to be unenforceable, such determination shall not affect the validity or enforceability of any other provision of this paragraph or the remainder of this Agreement.

                                      7.

                             WAIVER OF PROVISIONS
                             --------------------

     Failure by any of the parties hereto to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder, or of the obligation of future performance of any such term or condition, or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by or on behalf of all the parties.

                                      8.

                                 GOVERNING LAW
                                 -------------

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia. If for any reason any provision of this Agreement shall be held by a court of competent jurisdiction to be void or unenforceable, the same shall not affect the remaining provisions hereof.

                                      9.

                          MODIFICATION AND AMENDMENT
                          --------------------------

     This Agreement contains the sole and entire agreement among the parties hereto as to the subject matter hereof and supersedes all prior discussions and agreements among the parties, and any such prior agreements shall, from and after the date hereof, be null and void. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of all parties hereto.

                                      10.

                           COUNTERPARTS AND HEADINGS
                           -------------------------

     This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. The headings set out herein are for convenience of reference and shall not be deemed a part of this Agreement.

                                      11.

                               INJUNCTIVE RELIEF
                               -----------------

     In the event of a breach or threatened breach by Employee of any of the provisions of paragraph 2 or 6, and notwithstanding any other provision in this Agreement, Employer, in addition to any other available rights or remedies, shall be entitled to a temporary restraining order and a permanent injunction to restrain such breach by Employee and/or any persons directly or indirectly acting for or with him. Employee's obligations under paragraph 6 hereof shall remain binding and enforceable according to its terms notwithstanding expiration or termination of the other terms of this Agreement or the termination of Employee's employment relationship with the Bank.

                                      12.

                                  ARBITRATION
                                  -----------

     Except as set forth in paragraph 11 above, in the event of any unresolved dispute between Employee and Employer, Employee and Employer shall submit such dispute to a mutually agreeable third party for arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"). The decision of the third party shall be binding on Employee and Employer and may be made a judgment of any court having jurisdiction of the party against whom enforcement is sought. In the event the parties cannot agree upon an arbitrator within ten (10) days of one party's request for arbitration, the parties shall select the arbitrator in accordance with the AAA Rules.


                /s/ MC                                  /s/ RCL
          ---------------------                  ---------------------
          (Employee's Initials)                  (Employer's Initials)


                                      13.

                                  SUCCESSORS
                                  ----------

     This Agreement shall inure to the benefit of and be binding upon the Employer, its successors and assigns and upon the Employee, and his heirs and personal representatives. Neither this Agreement nor performance hereunder may be assigned by Employee.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal effective as of the date first written above.


                               EMPLOYER:

                               BUCKHEAD COMMUNITY BANCORP, INC.


                               By: /s/ R. Charles Loudermilk, Sr.
                                   -------------------------------------------
                                   R. Charles Loudermilk, Sr., Chairman of the
                                   Board and Authorized Representative

                                         (Corporate Seal)




                               EMPLOYEE:


                               /s/ Marvin Cosgray                    (SEAL)
                               --------------------------------------
                               Marvin Cosgray